PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 84 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                      Dated August 10, 2004
                                                                  Rule 424(b)(3)


                                MORGAN STANLEY
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2009

                             --------------------


     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2009) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:            U.S. $350,000,000

Maturity Date:               January 22, 2009; provided that if such day
                             is not a business day, the maturity date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case the maturity date will be the immediately preceding business day.

Settlement Date
   (Original Issue Date):    August 17, 2004

Interest Accrual Date:       July 22, 2004

Issue Price:                 99.9566%, plus accrued interest from July 22, 2004

Agent's Commissions:         0.25%

Specified Currency:          U.S. dollars

Redemption Percentage
   at Maturity:              100%

Base Rate:                   LIBOR

Spread (Plus or Minus):      Plus 0.24% per annum

Spread Multiplier:           N/A

Index Currency:              U.S. dollars

Index Maturity:              Three Months

Maximum Interest Rate:       N/A

Minimum Interest Rate:       N/A

Initial Interest Rate:       1.87250%, the current interest rate on the original
                             notes (as defined below).

Initial Redemption Date:     N/A

Initial Redemption
   Percentage:               N/A

Annual Redemption
   Percentage Reduction:     N/A

Optional Repayment
   Date(s):                  N/A

Interest Payment Dates:      Each January 22, April 22, July 22 and October 22,
                             commencing October 22, 2004; provided that if any interest payment date (including the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

Interest Payment Period:     Quarterly

Interest Reset Dates:        Each interest payment date

Interest Reset Period:       Quarterly

Interest Determination
   Dates: The second London banking day immediately preceding each interest reset date

Reporting Service:           Telerate (Page 3750)

Business Days:               London and New York

Calculation
   Agent: JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (London Branch)

Agent:                       Morgan Stanley & Co. International Limited

Denominations:               U.S. $100,000

Temporary Common
   Code:                     019899926

Temporary ISIN:              XS0198999269

Permanent Common
   Code:                     018420171

Permanent ISIN:              XS0184201712

Other Provisions:            See below.

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

Plan of Distribution:

     We will issue these notes in temporary global bearer form with the Temporary ISIN XS0198999269 and Temporary Common Code 019899926. Once these notes have been exchanged for notes in permanent global bearer form, on or about September 26, 2004, they will be combined with our Global Medium-Term Notes, Series D, Euro Floating Rate Senior Bearer Notes Due 2009, issued on January 22, 2004, with the ISIN XS0184201712 and the Common Code 018420171, and offered pursuant to pricing supplement No. 30, dated January 12, 2004, to the prospectus dated August 26, 2003 and the prospectus supplement dated August 26, 2003 (the "original notes"). Following the exchange, both these notes and the original notes issued on January 22, 2004, in a combined aggregate principal amount of U.S. $850,000,000, will bear the ISIN XS0184201712 and the Common Code 018420171.

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